Exhibit 5.1

London Freshfields Bruckhaus Deringer llp 100 Bishopsgate London EC2P 2SR T +44 20 7936 4000 (Switchboard) +44 20 7832 7022 (Direct) F +44 20 7108 7022
AstraZeneca PLC 1 Francis Crick Avenue Cambridge Biomedical Campus Cambridge CB2 0AA United Kingdom AstraZeneca Finance LLC 1209 Orange Street Wilmington Delaware 19801 United States of America	LDE No 23 E duncan.kellaway@freshfields.com www.freshfields.com Doc ID LON61291447/19 Our Ref 106322-0155 DEGK

24 May 2021

Dear Sir/Madam

AstraZeneca PLC and AstraZeneca Finance LLC

Registration Statement on Form F-3

Introduction

1.          In connection with the automatic shelf registration statement on Form F-3 (the Registration Statement) of AstraZeneca PLC, a public limited company incorporated under the laws of England and Wales (AstraZeneca), and AstraZeneca Finance LLC, a Delaware limited liability company (AstraZeneca Finance), under the United States Securities Act of 1933, as amended (the Securities Act), we have been requested to render our opinion on certain matters in connection with the Registration Statement. The Registration Statement relates to the registration under the Securities Act of the issuance and sale of AstraZeneca’s debt securities and AstraZeneca Finance’s debt securities, in each case consisting of notes, debentures and/or other evidences of indebtedness denominated in United States dollars or any other currency, and AstraZeneca’s guarantee of AstraZeneca Finance’s debt securities (collectively, the Debt Securities).

Freshfields Bruckhaus Deringer LLP is a limited liability partnership registered in England and Wales with registered number OC334789. It is authorised and regulated by the Solicitors Regulation Authority (SRA no. 484861). For further regulatory information please refer to www.freshfields.com/support/legal-notice.

A list of the members (and of the non-members who are designated as ‘partners’) of Freshfields Bruckhaus Deringer LLP is available for inspection at its registered office, 100 Bishopsgate, London EC2P 2SR. Any reference to a ‘partner’ means a member, or a consultant or employee with equivalent standing and qualifications, of Freshfields Bruckhaus Deringer LLP or any associated firms or entities.

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2.          We are acting as English legal advisers to you, AstraZeneca and AstraZeneca Finance, for the purposes of giving this opinion. In so acting, we have examined the following documents:

(a)	the Registration Statement;

(b)	a copy of the current Articles of Association of AstraZeneca as at 24 May 2021 (the Constitutional Documents);

(c)	a copy of AstraZeneca’s Certificate of Incorporation dated 17 June 1992, issued by the Registrar of Companies of England and Wales, together with copies of AstraZeneca’s Certificates of Incorporation on change of name dated 13 July 1992, 25 September 1992, 16 February 1993 and 5 April 1999, respectively;

(d)	a copy of the indenture (the AstraZeneca Indenture) to be entered into between AstraZeneca and the Bank of New York Mellon, as trustee, under which Debt Securities of AstraZeneca are to be issued;

(e)	a copy of the indenture to be entered into among AstraZeneca Finance, AstraZeneca and the Bank of New York Mellon, as trustee, under which Debt Securities of AstraZeneca Finance and guarantees of AstraZeneca are to be issued (the AstraZeneca Finance Indenture);

(f)	a copy of the guarantee of AstraZeneca under which the AstraZeneca Finance Debt Securities will be guaranteed by AstraZeneca (the Guarantee and, together with the AstraZeneca Indenture and the AstraZeneca Finance Indenture, the Documents);

(g)	searches carried out on 24 May 2021 for AstraZeneca (carried out by us or by GlobalX on our behalf) of the public documents of AstraZeneca kept at Companies House in Cardiff (the Company Search);

(h)	our search (carried out by us or by GlobalX on our behalf) of the Central Registry of Winding up Petitions carried out on 24 May 2021 (the Winding-up Enquiry);

(i)	a certificate issued to us by the Company Secretary of AstraZeneca dated 24 May 2021 (the Secretary’s Certificate);

(j)	extracts from the minutes of a meeting of the board of directors of AstraZeneca held on 29 April 2021 authorising the filing of the Registration Statement, the execution and delivery of and performance of obligations under the AstraZeneca Indenture and the AstraZeneca Finance Indenture, the issue of up to US$8 billion of term debt by AstraZeneca and / or AstraZeneca Finance, the execution and delivery of and performance of obligations under, when issued, the Debt Securities and the Guarantee, and establishing an issuance committee with respect thereto; and

(k)	extracts from the minutes of meetings of the finance committee of the board of directors of AstraZeneca held on 20 May 2021 authorising the filing of the Registration Statement, the execution and delivery of and performance of obligations under the AstraZeneca Indenture and the AstraZeneca Finance Indenture and the execution and delivery of and performance of obligations under, when issued, the AstraZeneca Debt Securities, the AstraZeneca Finance Debt Securities and the Guarantee,

and relied upon the statements as to factual matters contained in or made pursuant to each of the above mentioned documents.

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3.          This opinion is confined to matters of English law (including case law) as at the date of this opinion and is governed by and should be construed in accordance with English law. Statements relating to United Kingdom taxation are based on the laws of England (including case law) as currently applied by the English courts and on generally published practice of H.M. Revenue and Customs (HMRC) applying as at the date of this opinion. By giving this opinion, we do not assume any obligation to notify you of future changes in law or HMRC practice which may affect the opinions expressed in this opinion or otherwise to update this opinion in any respect. Accordingly, we express no opinion herein with regard to any system of law other than the laws of England as currently applied by the English courts. We also express no opinion as to whether or not a foreign court (applying its own conflict rules) will act in accordance with the parties’ agreement as to jurisdiction and/or choice of law. A reference in this opinion to a statutory provision (including for the avoidance of doubt any onshored EU legislation) is to it as amended.

4.          Other than as expressly set out in paragraph 7(f) of this opinion, we express no opinion herein in respect of the tax treatment of the Registration Statement or the Documents, or the transactions contemplated by the Registration Statement or Documents, and you have not relied on any advice from us herein in relation to the tax implications of such matters, for you or any other person, whether in the United Kingdom or in any other jurisdiction, or the suitability of any tax provisions in the Registration Statement or the Documents.

5.          To the extent that the laws of the State of New York may be relevant, our opinion is subject to the effect of such laws including the matters contained in the opinion of Freshfields Bruckhaus Deringer US LLP, New York office. We express no views in this opinion on the validity of the matters set out in such opinion.

Assumptions

6.          In considering the above documents and in rendering this opinion we have with your consent and without any further enquiry assumed:

(a)	Authenticity: (A) the genuineness of all signatures, (B) that a signatory has personally signed the Document either (i) by hand (a wet ink signatory); or (ii) by adding an image or their signature to an electronic version of the Document; or (iii) by adding their signature to an electronic version of the Document on an approved web-based electronic signing platform (e-platform) contemplated by the parties; or (iv) by using a mouse, finger, stylus or similar to sign their name in an electronic version of the Document on a touchscreen device such as an iPad (each signature referred to in (ii) to (iv) an e-signature, and each signatory referred to in (ii) to (iv) an e-signatory), and (C) the genuineness of all stamps and seals on, and the authenticity, accuracy and completeness of, all documents submitted to us (whether as originals or copies);

(b)	Copies: the conformity to originals of all documents supplied to us as photocopies, portable document format (PDF) copies, facsimile copies or e-mail conformed copies;

(c)	Witnessing: that where a document has been witnessed, each witness has personally witnessed the signature of that document by the person whose signature they are witnessing and has applied its own witness signature or authorised its witness signature to be appended to the final text or any electronic version of the final text of the document only after doing so;

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(d)	Virtual Signings: that the parties have complied with the procedures for counterpart signature and delivery of the Documents provided by us to Freshfields Bruckhaus Deringer US LLP, New York Office on 21 May 2021, and that the parties have validly authorised the attachment of their respective signature pages to the final texts of the Documents;

(e)	Confirmation by Counsel: in any case where a party’s counsel has attached and released the signature pages of that party’s counterparts of the Documents, that such counsel had all necessary authority from that party to do so;

(f)	Drafts: that, where a document has been examined by us in draft or specimen form, it will be or has been executed in the form of that draft or specimen;

(g)	Secretary’s Certificate: that each of the statements contained in the Secretary’s Certificate is true and correct as at the date hereof;

(h)	Board Meetings: that the meetings of the board of directors or of the committees of the board of directors of AstraZeneca were duly convened and held on 29 April 2021 and 20 May 2021, as evidenced by the extracts from the minutes referred to above; at the meetings a quorum of directors was present and acting throughout; the resolutions referred to therein were properly passed at such meetings, that all provisions contained in the Companies Act 2006 and the Articles of Association of AstraZeneca relating to the disclosure of directors’ interests and the power of interested directors to vote were duly observed, and that such resolutions in such minutes were duly passed and have not been amended, modified or revoked and are in full force and effect; each of the directors of AstraZeneca having any interest in any of the matters discussed at such meetings duly disclosed his interest therein and was entitled to count in the quorum of such meetings and to vote on the resolutions proposed thereat; and such minutes are a true and correct record of the proceedings described therein and the resolutions set out in such minutes remain in full force and effect without modification;

(i)	Corporate Power: that each of the parties to the Documents (other than AstraZeneca) has the necessary capacity and corporate power to execute, deliver and perform its obligations under the Documents, and that the Documents have been duly authorised and executed and delivered by each of the parties thereto in accordance with all applicable laws (other than in the case of AstraZeneca, the laws of England) in the form filed as an exhibit to the Registration Statement;

(j)	Corporate Authorisation: that the Debt Securities of a particular issuance will, upon issue, be duly authorised, executed, issued, authenticated and delivered by AstraZeneca and/or AstraZeneca Finance and will be offered and sold in accordance with the provisions of the relevant Documents and as described in the Registration Statement and there will be no provision in any supplement relating to the Debt Securities or any other document which would affect the content of this opinion;

(k)	Validity under all laws: that the Documents and, when issued, the Debt Securities constitute legal, valid and binding obligations of each of the parties thereto enforceable under all applicable laws including the laws of the State of New York by which they are expressed to be governed (other than in the case of AstraZeneca, the laws of England); that satisfactory evidence of the laws of the State of New York, which is required to be pleaded and proved as a fact in any proceedings before the English Courts, could be so pleaded and proved; and that insofar as the laws and regulations of any other jurisdiction may be relevant to (i) the obligations or rights of any of the parties under the Documents, or (ii) any of the transactions contemplated by the Documents, such laws and regulations do not prohibit, and are not inconsistent with, the entering into and performance of any such obligations, rights or transactions;

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(l)	Filings under all laws: that all consents, licences, approvals, notices, filings, recordations, publications and registrations which are necessary under any applicable laws (other than, in the case of AstraZeneca, the laws of England) in order to permit the execution, delivery or performance of the Documents or to perfect, protect or preserve any of the interests created by the Documents, have been made or obtained, or will be made or obtained within the period permitted or required by such laws or regulations;

(m)	No Amendments: that the Documents have not been amended, terminated, rescinded or varied, that there has been no breach of any of its provisions by any of the parties thereto which would affect the opinions expressed in this opinion, and that the Documents are not affected in any way by any relevant provisions of any other document or agreement or any course of dealings between the parties thereto;

(n)	Unknown Facts: that there are no facts or circumstances (and no documents, agreements, instruments or correspondence) which are not apparent from the face of the documents we have reviewed or which have not been disclosed to us that may affect the validity or enforceability of the Documents or any obligation therein or otherwise affect the opinions expressed in this opinion;

(o)	Arm’s Length Terms: that the Documents have been entered into for bona fide commercial reasons and on arm’s length terms by each of the parties thereto;

(p)	Directors’ Duties: that the directors of AstraZeneca and AstraZeneca Finance in authorising the filing of the Registration Statement and the execution and delivery of and performance of obligations under the Documents and, when issued, the Debt Securities have exercised their powers in accordance with their duties under all applicable laws and the Constitutional Documents of AstraZeneca and constitutional documents of AstraZeneca Finance, as applicable, in force at the applicable time;

(q)	FSMA: that the sale of the Debt Securities or the consummation by AstraZeneca and AstraZeneca Finance of the transactions contemplated by the Documents (as relevant) will not constitute an “offer to the public” within the meaning of Part VI of the Financial Services and Markets Act 2000 (the FSMA);

(r)	Authorisation under FSMA: that each person dealing with AstraZeneca and/or AstraZeneca Finance in connection with the Debt Securities which is carrying on, or purporting to carry on, a regulated activity (within the meaning of section 19 of the Financial Services and Markets Act 2000) is an authorised person or an exempt person for the purposes of the FSMA;

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(s)	FSMA (Financial promotion): that the Registration Statement (including such document in draft and preliminary form) and any other invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the issue or sale of the Debt Securities has only been and will only be communicated or caused to be communicated in circumstances in which section 21(1) of the FSMA does not apply to AstraZeneca and/or AstraZeneca Finance;

(t)	Company Search: that the information revealed by the Company Search: (i) was accurate in all respects and has not since the time of such search been altered; and (ii) was complete, and included all relevant information which had been properly submitted to the Registrar of Companies;

(u)	Winding up Enquiry: that the information revealed by our Winding-up Enquiry was accurate in all respects and has not since the time of such enquiry been altered;

(v)	Representations: that the terms of the Documents have been and will be observed and performed by the parties thereto;

(w)	Anti-terrorism, money laundering, antitrust and criminal cartel: that the parties to the Documents and all persons representing them have complied (and will continue to comply) with all applicable anti-terrorism, anti-corruption, anti-money laundering, anti-tax evasion, other financial crime civil or criminal antitrust, cartel , competition, public procurement, state aid , sanctions and human rights laws and regulations which may affect the Documents, and that performance and enforcement of the Documents is, and will continue to be, consistent with all such laws and regulations; and

(x)	Bad Faith, Fraud, Duress: the absence of bad faith, breach of duty, breach of trust, fraud, coercion, duress or undue influence on the part of any of the parties to the Documents and their respective directors, employees, agents and advisers (excepting ourselves).

Opinion

7.          On the basis of and subject to the foregoing and the matters set out in paragraphs 6, 8 and 9 of this opinion and any matters not disclosed to us, and having regard to such considerations of English law in force, and generally published practice of HMRC applying, as at the date of this letter as we consider relevant, we are of the opinion that:

(a)	Corporate Existence: AstraZeneca has been duly incorporated in the United Kingdom and registered in England and Wales as a public limited company;

(b)	Corporate Authorisation: the Company Search and Winding-up Enquiry revealed no application, petition, order or resolution for the administration or winding-up of AstraZeneca and revealed no notice of, or intention to appoint, a receiver or administrator;

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(c)	Corporate Power: AstraZeneca has the requisite corporate power and capacity to issue, deliver and perform its obligations under the Documents and, when issued, the AstraZeneca Debt Securities and the Guarantee;

(d)	No Violation: the execution and delivery of the AstraZeneca Debt Securities and the Documents and the performance of AstraZeneca’s obligations thereunder (in accordance with the terms of the relevant Document) have been duly authorised by all necessary corporate action on the part of AstraZeneca and do not and will not of themselves result in any violation by AstraZeneca of any term of its Constitutional Documents or of any law or regulation having the force of law in England and applicable to AstraZeneca as to performance;

(e)	Enforceability of Obligations under the Documents: the obligations of AstraZeneca under the Documents are, and the obligations to be assumed by AstraZeneca under the Debt Securities and the Guarantee, when executed and delivered, will be, enforceable by each of the parties in the English courts if they were to take jurisdiction, subject to the assumptions and qualifications set out herein. However, no opinion is given as to whether they will do so or whether they would subsequently stay such proceedings; and

(f)	Tax: the statements in the Registration Statement contained under the caption “Certain UK and U.S. Federal Tax Considerations—United Kingdom Taxation” , to the extent they summarise matters of English law in respect of the matters referred to therein, and subject to the matters excluded from the scope of that section and the limitations, qualifications and assumptions set forth in, or applicable to, that section are true and correct in all material respects.

Qualifications

8.	Our opinion is subject to the following qualifications:

(a)	Company Search: the Company Search is not capable of revealing conclusively whether or not:

(i)	a winding-up order has been made or a resolution passed for the winding-up of a company; or

(ii)	an administration order has been made; or

(iii)	a receiver, administrative receiver, administrator or liquidator has been appointed; or

(iv)	a court order has been made under the Cross-Border Insolvency Regulations 2006,

since notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, may not be entered on the public microfiche of the relevant company immediately.

In addition, the Company Search is not capable of revealing, prior to the making of the relevant order or the appointment of an administrator otherwise taking effect, whether or not a winding-up petition or an application for an administration order has been presented or notice of intention to appoint an administrator under paragraphs 14 or 22 of Schedule B1 to the Insolvency Act 1986 has been filed with the court;

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(b)	Winding up Enquiry: the Winding-up Enquiry relates only to the presentation of: (i) a petition for the making of a winding-up order or the making of a winding-up order by the court, (ii) an application to the High Court of Justice in London for the making of an administration order and the making by such court of an administration order, and (iii) a notice of intention to appoint an administrator or a notice of appointment of an administrator filed at the High Court of Justice in London. It is not capable of revealing conclusively whether or not such a winding-up petition, application for an administration order, notice of intention or notice of appointment has been presented or winding-up or administration order granted, because;

(i)	details of a winding-up petition or application for an administration order may not have been entered on the records of the Central Registry of Winding-up Petitions immediately;

(ii)	in the case of an application for the making of an administration order and such order and the presentation of a notice of intention to appoint or notice of appointment, if such application is made to, order made by or notice filed with, a court other than the High Court of Justice in London, no record of such application, order or notice will be kept by the Central Registry of Winding-up Petitions;

(iii)	a winding-up order or administration order may be made before the relevant petition or application has been entered on the records of the Central Registry, and the making of such order may not have been entered on the records immediately;

(iv)	details of a notice of intention to appoint an administrator or a notice of appointment of an administrator under paragraphs 14 and 22 of Schedule B1 of the Insolvency Act 1986 may not be entered on the records immediately (or, in the case of a notice of intention to appoint, at all); and

(v)	with regard to winding-up petitions, the Central Registry of Winding-up Petitions may not have records of winding-up petitions issued prior to 1994;

(c)	Choice of Foreign Law: the chosen laws are the laws of the State of New York.

(i)	the Documents could be modified by the English courts to the extent provided by and in the circumstances set out in Regulation (EC) No 593/2008 on the law applicable to contractual obligations (the Rome I Regulation). In addition, we express no opinion as to the choice of the laws of the State of New York to govern contractual obligations falling outside the scope of the Rome I Regulation; and

(ii)	certain trusts could be modified by the English courts to the extent provided by and in the circumstances set out in the Hague Convention on the Law Applicable to Trusts and their Recognition, as enacted by the Recognition of Trusts Act 1987;

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(d)	Foreign Courts: no opinion is given as to whether or not a foreign court including the chosen court will take jurisdiction (applying its own conflict rules), or act in accordance with the parties’ agreement as to choice of law or whether the English courts would grant a stay of any proceedings commenced in England, or whether the English courts would grant any ancillary relief in relation to proceedings commenced in a foreign court;

(e)	Choice of Foreign Jurisdiction: this opinion, and the term “enforceable” as used above, is not to be taken to imply that any obligation would necessarily be capable of enforcement in all circumstances in accordance with its terms. In particular:

(i)	an English court will not necessarily grant any remedy the availability of which is subject to equitable considerations or which is otherwise in the discretion of the court. In particular, orders for specific performance and injunctions are, in general, discretionary remedies under English law and specific performance is not available where damages are considered by the court to be an adequate alternative remedy;

(ii)	claims may become barred under the Limitation Act 1980 or the Foreign Limitation Periods Act 1984 or may be or become subject to the defence of set off or to counterclaim;

(iii)	where obligations are to be performed in a jurisdiction outside England, they may not be enforceable in England to the extent that performance would be illegal under the laws, or contrary to the exchange control regulations, of the other jurisdiction;

(iv)	the enforcement of obligations may be limited by the provisions of English law applicable to agreements held to have been frustrated by events happening after their execution;

(v)	where a judgment is obtained against a State, the State may, even where it has submitted to the jurisdiction of the English courts in relation to the substantive dispute, be able to resist the enforcement of the judgment on grounds of State immunity;

(vi)	enforcement of obligations may be invalidated by reason of fraud; and

(vii)	the enforcement of obligations may be limited or excluded by the provisions of the Human Rights Act 1998;

(f)	Financial Limitations: no opinion is given as to the compliance or otherwise with: (i) the financial limitations on borrowings or covenants by AstraZeneca contained in the Constitutional Documents of AstraZeneca; and (ii) the limitations on the maximum aggregate principal amount of the Debt Securities which may be issued by AstraZeneca as contemplated by the Registration Statement and (iii) the limitations on the maximum aggregate principal amount of the Debt Securities which may be issued by AstraZeneca Finance and unconditionally and irrevocably guaranteed by AstraZeneca as contemplated by the Registration Statement;

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(g)	Insolvency: this opinion is subject to all applicable laws relating to insolvency, bankruptcy, administration, moratorium, reorganisation, liquidation or analogous circumstances and other similar laws of general application relating to or affecting generally the enforcement of creditor’s rights and remedies from time to time; and

(h)	Stamp Duty Indemnities: any undertakings or indemnities in relation to United Kingdom stamp duties may be void under the provisions of section 117 of the Stamp Act 1891.

Observations

9.          Factual Statements: It should be understood that we have not been responsible for investigating or verifying the accuracy of the facts, including the statements of foreign law, or the reasonableness of any statement or opinion or intention contained in or relevant to any document referred to herein, or that no material facts have been omitted therefrom. This opinion is also given on the basis that we undertake no responsibility to notify you of any change in English law after the date of this opinion.

10.        We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required by the Securities Act or by the rules and regulations promulgated thereunder.

11.        Benefit of Opinion: This opinion is addressed to you solely for your own benefit for the purposes of the Registration Statement to be filed under the Securities Act and, except with our prior written consent, is not to be transmitted or disclosed to or used or relied upon by any other person or used or relied upon by you for any other purpose. Your reliance on the matters addressed in this opinion letter is on the basis that any associated recourse is against the firm’s assets only and not against the personal assets of any individual partner. The firm’s assets for this purpose consist of all assets of the firm’s business, including any right of indemnity of the firm or its partners under the firm’s professional indemnity insurance policies, but excluding any right to seek contribution or indemnity from or against any partner of the firm or person working for the firm or similar right. The restrictions in the previous sentences apply to any claim, whether in contract, tort (including negligence) for breach of statutory duty, or otherwise, but they do not apply in the case of our wilful misconduct or fraud or where and to the extent prohibited by applicable law and regulation (including without limitation, the rules of professional responsibility governing the practice of law).

12.        Having requested production of this opinion and in order to rely on its contents, you agree to be bound by its terms.

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Yours faithfully

/s/ Freshfields Bruckhaus Deringer LLP